Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 2 Year Autocallable Contingent Coupon Securities Linked to the Worst Of NDX and RTY Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: The Nasdaq - 100 Index ® (ticker: “NDX”) and the Russell 2000 ® Index (ticker: “RTY”) Pricing date: October 26, 2022 Valuation dates: Quarterly Maturity date: October 31, 2024 Contingent coupon: 7.25% to 8.25% per annum*, paid quarterly only if the closing value of the worst performer is greater Autocall barrier value: 95.00% of its initial underlying value, for each underlying CUSIP / ISIN: 17330RSE6 / US17330RSE61 Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Payment at maturity (if not autocalled): • If the final underlying value of the worst performer is greater than or equal to its final buffer value: $1,000 maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing supplement: Preliminary Pricing Supplement dated September 30, 2022 * The actual contingent coupon rate will be determined on the pricing date. than or equal to its coupon barrier value on the related valuation date. You are not assured of receiving any contingent coupon. - 5.01% Coupon barrier value: Final buffer value: 80.00% of its initial underlying value, for each underlying 80.00% of its initial underlying value, for each underlying - 20.00% Buffer percentage: 20.00% - 20.01% - 25 .0 0% $0 .00 Securities not redeemed Automatic early redemption: If on any autocall date the closing value of the worst performer is greater than or equal to its autocall barrier value, the securities will be automatically called for an amount equal to the principal plus the - 50 .0 0% $0 .00 Securities not redeemed related contingent coupon Autocall dates: Quarterly on valuation dates beginning after six months - 75 .0 0% $0 .00 Securities not redeemed R Hypothetical Worst Underlying • If the final underlying value of the worst performer is less than its final buffer value: on Final Valuation Date $1,000 + [$1,000 п (the underlying return of the worst performer on the final valuation eturn date + the buffer percentage)] 1 0 0 .0 0 % If the securities are not automatically redeemed prior to maturity and the final underlying value of 50 .0 0 % the worst performer on the final valuation date is less than its final buffer value, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by 25 .0 0 % more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at Hypothetical Interim Payment per Security ** Hypothetical Worst Underlying Return on Hypothetical Payment for Interim Valuation Interim Valuation Date Date Hypothetical Redemption *** 1 0 0 .0 0% 50.00% 25.00% $1,018.125 $1,018.125 $1,018.125 Re d e e me d Re d e e me d Re d e e me d - 5 . 0 0% $1,018.125 Re d e e me d - 100.00% $0.00 Securities not redeemed Hypothetical Payment at Maturity per Security Assumes the securities have not been automatically redeemed prior to maturity and does not include the final contingent coupon payment, if any 0.00% - 20 .0 0% $1,000.00 $1,000.00 - 50 .0 0% $ 7 00 . 00 ** The hypotheticals assume that the contingent coupon will be set at the lowest value indicated in this offering summary. *** Assumes the interim valuation date is also an autocall date. - 75 .0 0% $ 4 50 . 00 - 1 0 0 . 0 0% $ 2 00 . 00 - 20 .0 1% - 25 .0 0% $ 9 99 . 90 $ 9 50 . 00

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its final buffer value, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • You will not receive any contingent coupon following any valuation date on which the closing value of the worst performer on that valuation date is less than its coupon barrier value. • The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the worst performer performs in a way that would otherwise be favorable. • The securities offer downside exposure, but no upside exposure, to the underlyings. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks . • The issuer and its affiliates may have conflicts of interest with you . • The U . S . federal tax consequences of an investment in the securities are unclear . The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.